Exhibit 4.9

Execution Version

AMENDED AND RESTATED

COOPERATION FRAMEWORK AGREEMENT

Between

CREDITEASE HOLDINGS (CAYMAN) LIMITED

And

YIRENDAI LTD.

Dated as of March 25, 2019

i

AMENDED AND RESTATED COOPERATION FRAMEWORK AGREEMENT

This Amended and Restated Cooperation Framework Agreement (this “Agreement”) is dated as of March 25, 2019, by and between CreditEase Holdings (Cayman) Limited, a company incorporated under the laws of the Cayman Islands (“CreditEase”), and Yirendai Ltd., a company incorporated under the laws of the Cayman Islands (“Yirendai”) (each of CreditEase and Yirendai a “Party” and, together, the “Parties”).

Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Article 1 hereof.

RECITALS

WHEREAS, Yirendai is a leading fintech company in China and its American depositary shares (as defined below) are listed and traded on the New York Stock Exchange;

WHEREAS, CreditEase, being the parent company and controlling shareholder of Yirendai, desires to transfer or cause its controlled entities to transfer to the Yirendai Group certain assets, rights and obligations in connection with certain target business, and Yirendai desires to issue certain Ordinary Shares (as defined below) of Yirendai to CreditEase, in accordance with a Share Subscription Agreement, dated the date hereof, by and between the Parties (the “Share Subscription Agreement”) and the Specified Transaction Documents (as defined in the Share Subscription Agreement);

WHEREAS, Yirendai and CreditEase entered into a Cooperation Framework Agreement, dated November 9, 2015 (the “Original Agreement”), prior to the consummation of the initial public offering of Yirendai (“IPO”); and

WHEREAS, the Parties intend to alter the scope of the cooperation scope in the Original Agreement and make certain other modifications to the Original Amendment by entering into this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and provisions contained in this Agreement, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Unless otherwise specified in this Agreement, in this Agreement, the following terms shall have the meanings prescribed thereto below.

“Control Ending Date” means the earlier of (i) the first date upon which members of the CreditEase Group no longer collectively own at least twenty percent (20%) of the voting power of the then outstanding securities of Yirendai and (ii) the first date upon which CreditEase, collectively with the other members of the CreditEase Group, ceases to be the largest beneficial owner of the then outstanding voting securities of Yirendai (for purposes of this clause (ii), without considering holdings of institutional investors that have acquired Yirendai securities in the ordinary course of their business and not with a purpose nor with the effect of changing or influencing the control of Yirendai).

“CreditEase” has the meaning set forth in the preamble to this Agreement.

“CreditEase Group” means CreditEase and its subsidiaries and VIEs, other than the Yirendai Group.

“Dispute” has the meaning set forth in Section 9.4 of this Agreement.

“Dispute Resolution Commencement Date” has the meaning set forth in Section 9.4 of this Agreement.

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

“Term” has the meaning prescribed thereto in Section 4.1 hereof.

“Yirendai” means Yirendai Ltd., a company established under the laws of the Cayman Islands.

“Yirendai Group” means Yirendai and its subsidiaries and VIE.

ARTICLE 2

COOPERATION

Section 2.1                                    During the Term of this Agreement, CreditEase agrees to provide, or cause any other member of the CreditEase Group to provide, Yirendai Group with services and supports in the following aspects:

(a)                       user acquisition: borrower and investor acquisition through CreditEase Group’s business operation;

(b)                       collection: loan collection support through CreditEase Group’s in-house collection team and/or any third-party collection team hired by CreditEase Group;

(c)                        technology support: technology support, including but not limited to access to CreditEase Group’s settlement system and/or any third-party payment platform that is used by CreditEase Group, network design, optimization and maintenance, support and upgrade of business support systems, management of information technology equipment, technical support and disaster recovery, and complementary product development, technology and infrastructure support;

(d)                       business consulting services: provision of advisory services on business strategies based on structured and data-driven analyses of online wealth management, unsecured and secured consumer lending, financial leasing, SME lending and other related services or businesses;

(e)                        credit assessment and management consulting services: provision of optimization solutions based on test and analyses of Yirendai’s credit assessment and risk management system;

(f)                         internationalization consulting services: provision of optimization solutions for Yirendai’s overseas expansion, especially designing solutions to improve collection efficiency based on research and analyses of collection industries in China and other overseas major markets; and

(g)                        wealth management consulting services: provision of business optimization solutions based on research and analyses of wealth management industry, design wealth management products and select wealth management products from third parties.

Section 2.2                                    The Parties further agree the following principle and procedure for service and support in relation to user acquisition:

(a)                       As far as borrower acquisition is concerned, Yirendai Group shall submit their request for borrower leads to CreditEase Group on a monthly basis, and CreditEase Group shall provide borrower leads in accordance with the borrower criteria submitted by Yirendai Group. CreditEase Group shall direct all the borrowers that meet Yirendai Group’s borrower criteria to Yirendai Group per the aforesaid request, and only when Yirendai Group rejects a borrower and so informs CreditEase Group can CreditEase Group offer the borrower any loan products and services of CreditEase Group.

(b)                       As far as investor acquisition is concerned, if it comes to CreditEase Group’s attention that any of existing or potential investors is interested in or considers investment opportunities through an online consumer finance marketplace, CreditEase Group shall, at its discretion, share that information with Yirendai Group, or direct such investor to Yirendai Group or take other measures as it deems appropriate and advisable for the purposes of supporting, promoting and/or facilitating the business of Yirendai Group.

Section 2.3                                    The Parties agree that fee rate, if any, charged by one party to the other party in relation to the foregoing aspects of cooperation, shall not be higher than the fee rate charged by or to an unrelated third party in an arm’s length transaction. With respect to the foregoing aspects of cooperation, the Parties will enter into separate specific agreements from time to time as necessary and appropriate for the purpose of cooperation. Terms and conditions of such specific agreements will be subject to the consultation and mutual agreement of the Parties.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1                                    Each Party represents and warrants to the other Party that:

(a)                       it is a limited liability company lawfully incorporated and validly existing under the laws of the Cayman Islands, having independent legal person status;

(b)                       it has full and independent legal status and legal capacity to execute, deliver and perform this Agreement, and may be an independent party to a lawsuit;

(c)                        it has full internal corporate power and authorization to execute and deliver this Agreement and all other documents related to the transaction contemplated by this Agreement and to be executed by it; it has full power and authorization to consummate the transaction contemplated by this Agreement;

(d)                       this Agreement is lawfully and duly executed and delivered by it; this Agreement constitutes its lawful and binding obligations, enforceable against it according to the terms of this Agreement;

(e)                        its execution, delivery and performance of this Agreement do not (i) violate its articles of association or any other constitutional documents, (ii) conflict with any agreement or contract or other document to which it is a party or its property is subject, or (iii) violate or conflict with any applicable law.

ARTICLE 4

TERM

Section 4.1                                    This Agreement shall come into effect upon the execution by the Parties, replacing the Original Agreement in its entirety. Unless this Agreement is terminated pursuant to the express provisions of this Agreement or as agreed by the Parties in writing, the valid term of this Agreement shall end on the earlier of (i) the fifteenth anniversary of the date hereof, or (ii) one year after the Control Ending Date (the “Term”). At least one (1) month prior to the expiration of the Term set forth above, the Parties shall consult each other on the extension of the Term, which shall be mutually agreed to by the Parties in writing.

Section 4.2                                    The Parties shall complete the approval formalities to extend the business term three (3) months before the expiration of their respective business term, so as to enable the Term to continue.

Section 4.3                                    Within one (1) year after termination of this Agreement, the Parties shall still comply with the obligations under Article 5 of this Agreement.

ARTICLE 5

CONFIDENTIALITY

Section 5.1                                    Subject to Section 5.3, each party agrees to hold, and to cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence, with at least the same degree of care that applies to such Party’s confidential and proprietary information pursuant to policies in effect as of the date hereof, all information concerning the other Party that is either in its possession (including information in its possession prior to the date hereof) or furnished by the other Party or its directors, officers, managers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement or otherwise, and will not use any such information other than for such purposes as will be expressly permitted hereunder or thereunder, except, in each case, to the extent that such information has been i) in the public domain through no fault of such Party or its directors, officers, managers, employees, agents, accountants, counsel and other advisors and representatives, ii) later lawfully acquired from other sources by such Party which sources are not themselves bound by a confidentiality obligation, or iii) independently generated without reference or prior access to any proprietary or confidential information of the other Party.

Section 5.2                                    Each Party agrees not to release or disclose, or permit to be released or disclosed, any information of the other Party to any other Person, except its directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such information (who will be advised of their obligations hereunder with respect to such information), except in compliance with Section 5.3; provided, however, that any information may be disclosed to third parties (who will be advised of their obligation hereunder with respect to such information) retained by the Provider as the Provider reasonably deems necessary to perform the Services.

Section 5.3                                    In the event that any Party either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable law (including pursuant to any rule or regulation of any Governmental Authority) or receives any demand under lawful process or from any Governmental Authority to disclose or provide information of any other Party that is subject to the confidentiality provisions hereof, such Party will notify the other Party prior to disclosing or providing such information and will cooperate at the expense of such other Party in seeking any reasonable protective arrangements (including by seeking confidential treatment of such information) requested or required by such other Party. Subject to the foregoing, the person that received such a request or determined that it is required to disclose information may thereafter disclose or provide information to the extent required by such law (as so advised by counsel) or by lawful process or such Governmental Authority; provided, however, that such Person provides the other Party upon request with a copy of the information so disclosed.

ARTICLE 6

NOTICES

Section 6.1                                    Any notice, request, demand and other correspondences required by this Agreement or made in accordance with this Agreement shall be delivered in writing to the relevant Party to the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section):

if to CreditEase:
3/F, Winterless Center Building A
Chaoyang, Beijing, 100025
People’s Republic of China

if to Yirendai:
10/F, Building 9, 91 Jianguo Road

Chaoyang District, Beijing, 100022

The People’s Republic of China

or to such other address, facsimile number or email address as the Party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance or termination shall be sent by hand delivery or recognized courier. All other notices may also be sent by facsimile or email, confirmed by mail. All notices shall be deemed to have been given when received, if hand delivered; when transmitted, if transmitted by facsimile or email; upon confirmation of delivery, if sent by recognized courier; and upon receipt if mailed.

Section 6.2                                    If any of such notice or other correspondences is transmitted by facsimile or telex, it shall be treated as delivered immediately upon transmission; if delivered in person, it shall be treated as delivered at the time of delivery; if posted by mail, it shall be treated as delivered five (5) days after posting.

ARTICLE 7

DEFAULTING LIABILITY

Section 7.1                                    The Parties agree and confirm that, if any Party (the “Defaulting Party”) substantially violates any agreement herein or substantially fails to perform or delays performance of any of the obligations hereunder, such violation, failure or delay shall constitute a default under this Agreement. The non-defaulting Party shall have the right to request the Defaulting Party to rectify or take remedial actions within a reasonable period. If the Defaulting Party fails to rectify or take remedial actions within such reasonable period or within fifteen (15) days after the non-defaulting Party notifies the Defaulting Party in writing requiring rectification, then the non-defaulting Party is entitled to decide at its own discretion to:

(a)                       terminate this Agreement and require the Defaulting Party to indemnify all of its damages; or

(b)                       request the Defaulting Party to perform its obligations under this Agreement and require the Defaulting Party to indemnify all of its damages.

ARTICLE 8

FORCE MAJEURE

If the performance by one Party of this Agreement is directly affected or if one Party cannot perform this Agreement in accordance with the agreed conditions due to any unforeseeable force majeure event or an force majeure event whose consequences cannot be prevented or avoided, including earthquakes, typhoons, floods, fires, wars, computer viruses, design loopholes in software tools, hacker attacks on the Internet, changes to policies or laws, etc, the affected Party shall immediately give a notice by fax to the other Party and shall within fifteen (15) days provide the other Party with supporting documents released by the relevant government authorities or a reliable third-party source describing the details of the force majeure event, and explain the reason why this Agreement cannot be performed or why the performance needs to be postponed. If the force majeure event lasts more than thirty (30) days, the Parties hereto shall negotiate amicably and as soon as possible determine whether or not part of this Agreement shall be released from performance or whether or not the performance of this Agreement shall be postponed, depending on the degree of impact of this force majeure event on the performance of this Agreement. Each Party shall not be held liable for any economic losses of the other Party caused by such Party’s failure to perform this Agreement completely due to a force majeure event.

ARTICLE 9

MISCELLANEOUS

Section 9.1                                    Each Party shall pay its own costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement. Each Party shall be responsible for all taxes payable by it under applicable laws incurred from the execution, performance and consummation of transactions as contemplated hereby.

Section 9.2                                    This Agreement may not be amended except by an instrument in writing executed by a duly authorized representative of each party.

Section 9.3                                    This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, U.S.A.

Section 9.4                                    (a) Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof (“Dispute”) which arises between the Parties shall first be negotiated between appropriate senior executives of each Party who shall have the authority to resolve the matter. Such executives shall meet to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies, within ten (10) days of receipt by a Party of written notice of a Dispute, which date of receipt shall be referred to herein as the “Dispute Resolution Commencement Date.” Discussions and correspondence relating to trying to resolve such Dispute shall be treated as confidential information and privileged information of each of CreditEase and Yirendai developed for the purpose of settlement and shall be exempt from discovery or production and shall not be admissible in any subsequent proceeding between the Parties.

(b) If the senior executives are unable to resolve the Dispute within sixty (60) days from the Dispute Resolution Commencement Date, then, the Dispute will be submitted to the boards of directors of CreditEase and Yirendai. Representatives of each board of directors shall meet as soon as practicable to attempt in good faith to negotiate a resolution of the Dispute.

(c) If the representatives of the two boards of directors are unable to resolve the Dispute within 120 days from the Dispute Resolution Commencement Date, on the request of any Party, the Dispute will be mediated by a mediator appointed pursuant to the mediation rules of the American Arbitration Association. Both Parties will share the administrative costs of the mediation and the mediator’s fees and expenses equally, and each Party shall bear all of its other costs and expenses related to the mediation, including but not limited to attorney’s fees, witness fees, and travel expenses. The mediation shall take place in Beijing, China or in whatever alternative forum on which the Parties may agree.

(d) If the Parties cannot resolve any Dispute through mediation within forty five (45) days after the appointment of the mediator (or the earlier withdrawal thereof), each Party shall be entitled to submit the Dispute to Hong Kong International Arbitration Centre for arbitration in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules in force at the time when the Dispute is submitted. There shall be three (3) arbitrators. The third and presiding arbitrator shall be qualified to practice law in New York. The place or seat of arbitration shall be Hong Kong. The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

Unless otherwise agreed in writing, the Parties will continue to honor all commitments under this Agreement during the course of dispute resolution pursuant to the provisions of this Section with respect to all matters not subject to such dispute, controversy or claim.

Section 9.5                                    If any term of this Agreement or the Schedules attached hereto is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 9.6                                    This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.7                                    No Party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other Party, and any such assignment shall be void; provided, however, each Party may assign this Agreement to a successor entity in conjunction with such Party’s reincorporation in another jurisdiction or into another business form.

Section 9.8                                    The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.9                                    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means will be effective as delivery of a manually executed counterpart of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, this Cooperation Framework Agreement is executed by the following Parties on the date first written above.

CreditEase Holdings (Cayman) Limited

By:	/s/ Ning Tang
Name: Ning Tang
Title: Chief Executive Officer

Yirendai Ltd.

By:	/s/ Yihan Fang
Name: Yihan Fang
Title: Chief Executive Officer

[Signature Page to Amended Cooperation Framework Agreement]